EXHIBIT 23.3






INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of HFS Incorporated (the "Company") on Form S-8 of our report dated January 12, 1996 related to the consolidated financial statements of Century 21 Region V (Business Acquired By HFS Incorporated) as of and for the year ended July 31, 1995, included in the Company's Current Report on Form 8-K/A dated March 27, 1997.



WHITE, NELSON & CO., LLP
Anaheim, California
April 16, 1997